Exhibit 99.3

Rule 438 Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 (File No. 333-283181) and all amendments (including post-effective amendments) thereto (the “Registration Statement”), filed by Inflection Point Acquisition Corp. II with the U.S. Securities and Exchange Commission, and any proxy statement or prospectus contained therein and any amendments or supplements thereto, as a person who is to be nominated to become a director of Inflection Point Acquisition Corp. II, which is to be renamed as USA Rare Earth, Inc. at the effective time of the merger pursuant to the Business Combination Agreement, dated as of August 21, 2024, by and among Inflection Point Acquisition Corp. II, IPXX Merger Sub LLC, and USA Rare Earth, LLC, as amended from time to time, and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Michael Senft
Name:	Michael Senft
Date:	February 4, 2025